American Express Global Business Travel Reports Strong Q2 2024 Financial Results and Raises 2024 Free Cash Flow Guidance

NEW YORK – August 6, 2024 – American Express Global Business Travel, which is operated by Global Business Travel Group, Inc. (NYSE: GBTG) (“Amex GBT” or the “Company”), a leading B2B software and services company for travel, expense, and meetings & events, today announced financial results for the second quarter ended June 30, 2024.

Second Quarter 2024 Highlights

Delivered Strong Financial Results
•Revenue grew 6% year over year to $625 million.
•Adjusted EBITDA grew 20% year over year to $127 million.
•Strong Free Cash Flow generation of $49 million, representing growth of 148% year over year.

Controlled Costs & Drove Operating Leverage
•2% Adjusted Operating Expense growth versus 6% revenue growth.
•Operating leverage drove Adjusted EBITDA margin expansion of 240bps year over year.

Raised Free Cash Flow Guidance
•Raised full-year 2024 Free Cash Flow Guidance to >$130 million (up from >$100 million).
•Reiterated full-year 2024 revenue and Adjusted EBITDA guidance.

Lowered Interest Costs and Extended Debt Maturities
•Lowered leverage ratio to 2.0x from 2.2x in the first quarter and 3.5x a year ago1.
•July refinancing significantly lowers interest costs, extends maturities on all debt until 2031 and increases liquidity.

Continued Share Gains on a Strong Foundation
•LTM Total New Wins Value of $3.3 billion, including $2.0 billion from SME.
•97% LTM customer retention rate.

Paul Abbott, Amex GBT’s Chief Executive Officer, stated: “In the second quarter, we delivered strong Adjusted EBITDA growth, significant margin expansion and accelerated Free Cash Flow, and with our recent debt refinancing, we significantly lowered interest costs. We have a solid foundation with increasingly strong customer retention, and we continue to gain share while controlling costs. This puts us well on track to deliver against our full-year revenue and Adjusted EBITDA guidance and raise our full-year Free Cash Flow guidance."

1Leverage ratio is calculated as Net Debt / LTM Adjusted EBITDA and is different than leverage ratio defined in our amended and restated senior secured credit agreement.

Second Quarter 2024 Financial Summary

(in millions, except percentages; unaudited)	Three Months Ended		YOY
	June 30,
	2024	2023
Total Transaction Value (TTV)	$7,724	$7,349	5%
Transaction Growth	4%	9%

Revenue	$625	$592	6%
Travel Revenue	$506	$479	6%
Product and Professional Services Revenue	$119	$113	5%

Total operating expenses	$583	$590	(1)%
Adjusted Operating Expenses	$498	$486	2%

Net income (loss)	$27	$(55)	$82
Net income (loss) margin	4%	(9)%	1370bps
EBITDA	$79	$27	188%
Adjusted EBITDA	$127	$106	20%
Adjusted EBITDA Margin	20%	18%	240bps

Net cash from operating activities	$73	$46	57%
Free Cash Flow	$49	$19	148%
Net Debt	$850	$1,024
Net Debt / LTM Adjusted EBITDA	2.0x	3.5x

Second Quarter 2024 Financial Highlights
(Changes compared to prior year period unless otherwise noted)

Revenue of $625 million increased $33 million, or 6%. Within this, Travel Revenue increased $27 million, or 6%, primarily due to 4% Transaction Growth and 5% TTV growth. Product and Professional Services Revenue increased $6 million, or 5%, primarily due to increased management fees and increased consulting and other professional services revenues. Revenue Yield of 8.1% was flat year over year.

Total operating expenses of $583 million decreased $7 million, or 1%. Continued investments in technology and content and increased cost of revenue to support Transaction Growth were offset by lower general & administrative and sales & marketing costs due to cost savings initiatives, including productivity improvements driven by artificial intelligence initiatives, in addition to decreased restructuring charges.

Adjusted Operating Expenses of $498 million increased $12 million, or 2%.

Net income was $27 million, an improvement of $82 million versus net loss of $55 million in the same period in 2023, primarily due to improvement in operating leverage from higher revenue, favorable fair value movements on earnout derivative liabilities, lower interest expense and benefit from income taxes.

Adjusted EBITDA of $127 million increased $21 million, or 20%. Revenue growth and operating leverage resulted in Adjusted EBITDA margin expansion of 240bps to 20%.

Net cash from operating activities totaled $73 million, an improvement of $27 million, or 57%, due to favorable net change in working capital, including benefit from the Egencia working capital optimization actions.

Free Cash Flow totaled $49 million, an improvement of $30 million, or 148%, due to the increase in net cash from operating activities and decreased use of cash for the purchase of property and equipment.

Net Debt: As of June 30, 2024, total debt, net of unamortized debt discount and debt issuance cost was $1,365 million, compared to $1,362 million as of December 31, 2023. Net Debt was $850 million as of June 30, 2024, compared to $886 million as of December 31, 2023. Leverage ratio was 2.0x as of June

30, 2024, down from 2.3x as of December 31, 2023. The cash balance was $515 million as of June 30, 2024, compared to $476 million as of December 31, 2023.

Raising Full-Year 2024 Free Cash Flow Guidance

Karen Williams, Amex GBT's Chief Financial Officer, stated: "In the second quarter, we continued to deliver strong Adjusted EBITDA growth with margin expansion and accelerated cash flow generation, all while investing to drive long-term, sustained growth. Our recent debt refinancing further strengthened our financial position, lowered interest costs, extending debt maturities to 2031 and increased liquidity with an upsized revolver. We remain confident that our focus on productivity and margin expansion will drive full-year Adjusted EBITDA growth between 18% and 32%, and expect Free Cash Flow generation in excess of $130 million in 2024."

The guidance below does not incorporate the impact of the previously announced CWT acquisition, which is expected to close in the first quarter of 2025.

	Full-Year 2024 Guidance	Year-over-Year Growth
Revenue	$2.43B – $2.50B	+ 6% – 9%
Adjusted EBITDA	$450M – $500M	+ 18% – 32%
Adjusted EBITDA Margin	18% – 20%	+ ~150bps – 350bps
Free Cash Flow	>$130M (+$30M vs. prior guidance for>$100M)

Please refer to the section below titled "Reconciliation of Full-Year 2024 Adjusted EBITDA and Free Cash Flow Guidance" for a description of certain assumptions and risks associated with this guidance and reconciliation to GAAP.

Webcast Information

Amex GBT will host its second quarter 2024 investor conference call today at 9:00 a.m. E.T. The live webcast and accompanying slide presentation can be accessed on the Amex GBT Investor Relations website at investors.amexglobalbusinesstravel.com. A replay of the event will be available on the website for at least 90 days following the event.

Glossary of Terms

See the “Glossary of Terms” for the definitions of certain terms used within this press release.

Non-GAAP Financial Measures

The Company refers to certain financial measures that are not recognized under GAAP in this press release, including EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Expenses, Free Cash Flow and Net Debt. See “Non-GAAP Financial Measures” below for an explanation of these non-GAAP financial measures and “Tabular Reconciliations for Non-GAAP Financial Measures” below for reconciliations of the non-GAAP financial measures to the comparable GAAP measures.

About American Express Global Business Travel

American Express Global Business Travel (Amex GBT) is the world’s leading B2B travel platform, providing software and services to manage travel, expenses, and meetings & events for companies of all sizes. We have built the most valuable marketplace in B2B travel to deliver unrivalled choice, value and experiences.  With travel professionals and business partners in more than 140 countries, our solutions deliver savings, flexibility, and service from a brand you can trust – Amex GBT.
Visit amexglobalbusinesstravel.com for more information about Amex GBT. Follow @amexgbt on X (formerly known as Twitter), LinkedIn and Instagram.

Contacts

Media:
Martin Ferguson
Vice President Global Communications and Public Affairs
martin.ferguson@amexgbt.com

Investors:
Jennifer Thorington
Vice President Investor Relations
investor@amexgbt.com

GLOBAL BUSINESS TRAVEL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended June 30,
(in $ millions, except share and per share data)	2024	2023
Revenue	$625	$592
Costs and expenses:
Cost of revenue (excluding depreciation and amortization shown separately below)	247	243
Sales and marketing	99	102
Technology and content	112	103
General and administrative	80	86
Restructuring and other exit (reversals) charges	(3)	7
Depreciation and amortization	48	49
Total operating expenses	583	590
Operating income	42	2
Interest income	2	—
Interest expense	(32)	(35)
Fair value movement on earnout derivative liabilities	(10)	(19)
Other loss	(1)	(5)
Income (loss) before income taxes	1	(57)
Benefit from income taxes	26	2
Net income (loss)	27	(55)
Less: net income (loss) attributable to non-controlling interests in subsidiaries	1	(41)
Net income (loss) attributable to the Company’s Class A common stockholders	$26	$(14)
Basic income (loss) per share attributable to the Company’s Class A common stockholders	$0.06	$(0.23)
Weighted average number of shares outstanding - Basic	464,602,244	61,852,280
Diluted income (loss) per share attributable to the Company’s Class A common stockholders	$0.06	$(0.23)
Weighted average number of shares outstanding - Diluted	470,655,337	61,852,280

GLOBAL BUSINESS TRAVEL GROUP, INC.
CONSOLIDATED BALANCE SHEETS

(in $ millions, except share and per share data)	June 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$515	$476
Accounts receivable (net of allowance for credit losses of $13 and $12 as of June 30, 2024 and December 31, 2023, respectively)	712	726
Due from affiliates	50	42
Prepaid expenses and other current assets	171	116
Total current assets	1,448	1,360
Property and equipment, net	231	232
Equity method investments	13	14
Goodwill	1,207	1,212
Other intangible assets, net	505	552
Operating lease right-of-use assets	49	50
Deferred tax assets	268	281
Other non-current assets	61	50
Total assets	$3,782	$3,751
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$333	$302
Due to affiliates	46	39
Accrued expenses and other current liabilities	479	466
Current portion of operating lease liabilities	14	17
Current portion of long-term debt	7	7
Total current liabilities	879	831
Long-term debt, net of unamortized debt discount and debt issuance costs	1,358	1,355
Deferred tax liabilities	5	5
Pension liabilities	168	183
Long-term operating lease liabilities	52	55
Earnout derivative liabilities	69	77
Other non-current liabilities	33	33
Total liabilities	2,564	2,539
Commitments and Contingencies
Shareholders’ equity:
Class A common stock (par value $0.0001; 3,000,000,000 shares authorized; 472,863,167 shares and 467,092,817 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively)	—	—
Additional paid-in capital	2,772	2,748
Accumulated deficit	(1,430)	(1,437)
Accumulated other comprehensive loss	(128)	(103)
Total equity of the Company’s shareholders	1,214	1,208
Equity attributable to non-controlling interest in subsidiaries	4	4
Total shareholders’ equity	1,218	1,212
Total liabilities and shareholders’ equity	$3,782	$3,751

GLOBAL BUSINESS TRAVEL GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended June 30,
(in $ millions)	2024	2023
Operating activities:
Net income (loss)	$8	$(82)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Depreciation and amortization	95	95
Deferred tax charge (benefit)	12	(13)
Equity-based compensation	38	41
Allowance for credit losses	4	7
Fair value movement on earnout derivative liabilities	(8)	16
Other	(5)	5
Changes in working capital:
Accounts receivable	(10)	(193)
Prepaid expenses and other current assets	(66)	(36)
Due from affiliates	(10)	—
Due to affiliates	7	8
Accounts payable, accrued expenses and other current liabilities	71	135
Defined benefit pension funding	(14)	(14)
Net cash from (used in) operating activities	122	(31)
Investing activities:
Purchase of property and equipment	(49)	(59)
Other	5	(5)
Net cash used in investing activities	(44)	(64)
Financing activities:
Proceeds from senior secured term loans	—	131
Repayment of senior secured term loans	(1)	(1)
Contributions for ESPP and proceeds from exercise of stock options	5	2
Payment of taxes withheld on vesting of equity awards	(19)	(8)
Repayment of other debt and finance lease obligations	(1)	(2)
Payment of debt financing costs	—	(2)
Other	(1)	3
Net cash (used in) from financing activities	(17)	123
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(9)	4
Net increase in cash, cash equivalents and restricted cash	52	32
Cash, cash equivalents and restricted cash, beginning of period	489	316
Cash, cash equivalents and restricted cash, end of period	$541	$348
Supplemental cash flow information:
Cash paid for income taxes, net	$1	$—
Cash paid for interest (net of interest received)	$65	$70
Non-cash additions for operating lease right-of-use assets	$7	$5
Non-cash additions for finance lease	$2	$3
Issuance of shares to settle liability	$—	$4

Glossary of Terms

B2B refers to business-to-business.

Customer retention rate is calculated based on Total Transaction Value (TTV).

CWT refers to CWT Holdings, LLC.

LTM refers to the last twelve months ended June 30, 2024.

Revenue Yield is calculated as total revenue divided by Total Transaction Value (TTV) for the same period.

SME refers to clients Amex GBT considers small-to-medium-sized enterprises, which Amex GBT generally defines as having an expected annual TTV of less than $30 million. This criterion can vary by country and customer needs and Amex GBT does not have products or services that are offered solely to one size customer or another.

Total New Wins Value is calculated using expected annual average Total Transaction Value (TTV) over the contract term from all new client wins over the last twelve months.

Total Transaction Value or TTV refers to the sum of the total price paid by travelers for air, hotel, rail, car rental and cruise bookings, including taxes and other charges applied by suppliers at point of sale, less cancellations and refunds.

Transaction Growth represents year-over-year increase or decrease as a percentage of the total transactions, including air, hotel, car rental, rail or other travel-related transactions, recorded at the time of booking, and is calculated on a net basis to exclude cancellations, refunds and exchanges. To calculate year-over-year growth or decline, we compare the total number of transactions in the comparative previous period/ year to the total number of transactions in the current period/year in percentage terms. For the six months ended June 30, 2024, we have presented Transaction Growth on a net basis to exclude cancellations, refunds and exchanges as management believes this better aligns Transaction Growth with the way we measure TTV and earn revenue. Prior period Transaction Growth percentages have been recalculated and represented to conform to current period presentation.

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP. Our non-GAAP financial measures are provided in addition, and should not be considered as an alternative, to other performance or liquidity measures derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and you should not consider them either in isolation or as a substitute for analyzing our results as reported under GAAP. In addition, because not all companies use identical calculations, the presentations of our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.

Management believes that these non-GAAP financial measures provide users of our financial information with useful supplemental information that enables a better comparison of our performance or liquidity across periods. In addition, we use certain of these non-GAAP financial measures as performance measures as they are important metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. We also use certain of our non-GAAP financial measures as indicators of our ability to generate cash to meet our liquidity needs and to assist our management in evaluating our financial flexibility, capital structure and leverage. These non-GAAP financial measures supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and/or to compare our performance and liquidity against that of other peer companies using similar measures.

We define EBITDA as net income (loss) before interest income, interest expense, gain (loss) on early extinguishment of debt, benefit from (provision for) income taxes and depreciation and amortization.

We define Adjusted EBITDA as net income (loss) before interest income, interest expense, gain (loss) on early extinguishment of debt, benefit from (provision for) income taxes and depreciation and amortization and as further adjusted to exclude costs that management believes are non-core to the underlying business of the Company, consisting of restructuring, exit and related charges, integration costs, costs related to mergers and acquisitions, non-cash equity-based compensation and related employer taxes, long-term incentive plan costs, certain corporate costs, fair value movements on earnout derivative liabilities, foreign currency gains (losses), non-service components of net periodic pension benefit (costs) and gains (losses) on disposal of businesses.

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue.

We define Adjusted Operating Expenses as total operating expenses excluding depreciation and amortization and costs that management believes are non-core to the underlying business of the Company, consisting of restructuring, exit and related charges, integration costs, costs related to mergers and acquisitions, non-cash equity-based compensation and related employer taxes, long-term incentive plan costs and certain corporate costs.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are supplemental non-GAAP financial measures of operating performance that do not represent and should not be considered as alternatives to net income (loss) or total operating expenses, as determined under GAAP. In addition, these measures may not be comparable to similarly titled measures used by other companies.

These non-GAAP measures have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of the Company’s results or expenses as reported under GAAP. Some of these limitations are that these measures do not reflect:

•changes in, or cash requirements for, our working capital needs or contractual commitments;
•our interest expense, or the cash requirements to service interest or principal payments on our indebtedness;
•our tax expense, or the cash requirements to pay our taxes;
•recurring, non-cash expenses of depreciation and amortization of property and equipment and definite-lived intangible assets and, although these are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future;
•the non-cash expense of stock-based compensation, which has been, and will continue to be for the foreseeable future, an important part of how we attract and retain our employees and a significant recurring expense in our business;
•restructuring, mergers and acquisition and integration costs, all of which are intrinsic of our acquisitive business model; and
•impact on earnings or changes resulting from matters that are non-core to our underlying business, as we believe they are not indicative of our underlying operations.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses should not be considered as a measure of liquidity or as a measure determining discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

We believe that the adjustments applied in presenting EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are appropriate to provide additional information to investors about certain material non-cash and other items that management believes are non-core to our underlying business.

We use these measures as performance measures as they are important metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. These non-GAAP measures supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. We also believe that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Operating Expenses are helpful supplemental measures to assist potential investors and analysts in evaluating our operating results across reporting periods on a consistent basis.

We define Free Cash Flow as net cash from (used in) operating activities, less cash used for additions to property and equipment.

We believe Free Cash Flow is an important measure of our liquidity. This measure is a useful indicator of our ability to generate cash to meet our liquidity demands. We use this measure to conduct and evaluate our operating liquidity. We believe it typically presents an alternate measure of cash flow since purchases of property and equipment are a necessary component of our ongoing operations and it provides useful information regarding how cash provided by operating activities compares to the property and equipment investments required to maintain and grow our platform. We believe Free Cash Flow provides investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash.

Free Cash Flow is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. This measure has limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent cash flow for discretionary expenditures. This measure should not be considered as a measure of liquidity or cash flow from operations as determined under GAAP. This measure is not a measurement of our financial performance under GAAP and should not be considered in isolation or as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.

We define Net Debt as total debt outstanding consisting of the current and non-current portion of long-term debt, net of unamortized debt discount and unamortized debt issuance costs, minus cash and cash equivalents. Net Debt is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. This measure is not a measurement of our indebtedness as determined under GAAP and should not be considered in isolation or as an alternative to assess our total debt or any other measures derived in accordance with GAAP or as an alternative to total debt. Management uses Net Debt to review our overall liquidity, financial flexibility, capital structure and leverage. Further, we believe that certain debt rating agencies, creditors and credit analysts monitor our Net Debt as part of their assessment of our business.

Tabular Reconciliations for Non-GAAP Measures

Reconciliation of net income (loss) to EBITDA and Adjusted EBITDA:

	Three months ended June 30,
(in $ millions)	2024	2023
Net income (loss)	$27	$(55)
Interest income	(2)	—
Interest expense	32	35
(Benefit from) provision for income taxes	(26)	(2)
Depreciation and amortization	48	49
EBITDA	79	27
Restructuring, exit and related (reversals) charges (a)	(3)	13
Integration costs (b)	7	10
Mergers and acquisitions (c)	6	—
Equity-based compensation and related employer taxes (d)	20	22
Fair value movement on earnout derivative liabilities (e)	10	19
Other adjustments, net (f)	8	15
Adjusted EBITDA	$127	$106
Net income (loss) margin	4%	(9)%
Adjusted EBITDA Margin	20%	18%

Reconciliation of total operating expenses to Adjusted Operating Expenses:

	Three months ended June 30,
(in $ millions)	2024	2023
Total operating expenses	$583	$590
Adjustments:
Depreciation and amortization	(48)	(49)
Restructuring, exit and related reversals (charges) (a)	3	(13)
Integration costs (b)	(7)	(10)
Mergers and acquisitions (c)	(6)	—
Equity-based compensation and related employer taxes (d)	(20)	(22)
Other adjustments, net (f)	(7)	(10)
Adjusted Operating Expenses	$498	$486

a)Includes (i) employee severance (reversals)/costs of $(3) million and $5 million for the three months ended June 30, 2024 and 2023, respectively, (ii) accelerated amortization of operating lease ROU assets of $6 million for the three months ended June 30, 2023 and (iii) contract costs related to facility abandonment of $2 million for the three months ended June 30, 2023.
b)Represents expenses related to the integration of businesses acquired.
c)Represents expenses related to business acquisitions, including potential business acquisitions, and includes pre-acquisition due diligence and related activities costs.
d)Represents non-cash equity-based compensation expense and employer taxes paid related to equity incentive awards to certain employees.
e)Represents fair value movements on earnout derivative liabilities during the periods.
f)Adjusted Operating Expenses excludes (i) long-term incentive plan expense of $3 million and $5 million for the three months ended June 30, 2024 and 2023, respectively, and (ii) legal and professional services costs of $4 million and $5 million for the three months ended June 30, 2024 and 2023, respectively. Adjusted EBITDA additionally excludes (i) unrealized foreign exchange (gains) loss of $(1) million and $4 million for the three months ended June 30, 2024 and 2023, respectively, and (ii) non-service component of our net periodic pension cost related to our defined benefit pension plans of $2 million and $1 million for the three months ended June 30, 2024 and 2023, respectively.

Reconciliation of net cash from operating activities to Free Cash Flow:

	Three months ended June 30,
($ in millions)	2024	2023

Net cash from operating activities	$73	$46
Less: Purchase of property and equipment	(24)	(27)
Free Cash Flow	$49	$19

Reconciliation of Net Debt:

	As of
(in $ millions)	June 30, 2024	December 31, 2023	June 30, 2023
Current portion of long-term debt	$7	$7	$6
Long-term debt, net of unamortized debt discount and debt issuance costs	1,358	1,355	1,353
Total debt, net of unamortized debt discount and debt issuance costs	1,365	1,362	1,359
Less: Cash and cash equivalents	(515)	(476)	(335)
Net Debt	$850	$886	$1,024

LTM Adjusted EBITDA	$425	$380	$289
Net Debt / LTM Adjusted EBITDA	2.0x	2.3x	3.5x

Reconciliation of Full-Year 2024 Adjusted EBITDA and Free Cash Flow Guidance

The Company’s full-year 2024 guidance considers various material assumptions. Because the guidance is forward-looking and reflects numerous estimates and assumptions with respect to future industry performance under various scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the business of Amex GBT, all of which are difficult to predict and many of which are beyond the control of Amex GBT, actual results may differ materially from the guidance due to a number of factors, including the ultimate inaccuracy of any of the assumptions described above and the risks and other factors discussed in the section entitled “Forward-Looking Statements” below and the risk factors in the Company’s SEC filings.

The guidance below does not incorporate the impact of the CWT acquisition, which is expected to close in the first quarter of 2025.

Adjusted EBITDA guidance for the year ending December 31, 2024 consists of expected net loss for the year ending December 31, 2024, adjusted for: (i) interest expense of approximately $120 million; (ii) loss on extinguishment of debt of approximately $40 million; (iii) income taxes of approximately $60-70 million; (iv) depreciation and amortization of property and equipment of approximately $180-185 million; (v) restructuring costs of approximately $25-30 million; (vi) integration expenses and costs related to mergers and acquisitions of approximately $60-65 million; (vii) non-cash equity-based compensation of approximately $80-85 million, and; (viii) other adjustments, including long-term incentive plan costs, legal and professional services costs, non-service component of our net periodic pension benefit (cost) related to our defined benefit pension plans and foreign exchange gains and losses of approximately $10-20 million. We are unable to reconcile Adjusted EBITDA to net income (loss) determined under U.S. GAAP due to the unavailability of information required to reasonably predict certain reconciling items such as impairment of long-lived assets and right-of-use assets and fair value movement on earnout derivative liabilities and the related tax impact of these adjustments. The exact amount of these adjustments is not currently determinable but may be significant.

Free Cash Flow guidance for the year ending December 31, 2024 consists of expected net cash from operating activities of greater than $250-280 million less purchase of property and equipment of approximately $120-130 million.

Forward-Looking Statements

This release contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding our financial position, business strategy, the plans and objectives of management for future operations and full-year guidance. These statements constitute projections, forecasts and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this release are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following risks, uncertainties and other factors: (1) changes to projected financial information or our ability to achieve our anticipated growth rate and execute on industry opportunities; (2) our ability to maintain our existing relationships with customers and suppliers and to compete with existing and new competitors; (3) various conflicts of interest that could arise among us, affiliates and investors; (4) our success in retaining or recruiting, or changes required in, our officers, key employees or directors; (5) factors relating to our business, operations and financial performance, including market conditions and global and economic factors beyond our control; (6) the impact of geopolitical conflicts, including the war in Ukraine and the conflicts in the Middle East, as well as related changes in base interest rates, inflation and significant market volatility on our business, the travel industry, travel trends and the global economy generally; (7) the sufficiency of our cash, cash equivalents and investments to meet our liquidity needs; (8) the effect of a prolonged or substantial decrease in global travel on the global travel industry; (9) political, social and macroeconomic conditions (including the widespread adoption of teleconference and virtual meeting technologies which could reduce the number of in-person business meetings and demand for travel and our services); (10) the effect of legal, tax and regulatory changes; (11) our ability to complete any potential acquisition in a timely manner or at all; (12) our ability to recognize the anticipated benefits of any future acquisition, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees; (13) risks related to, or unexpected liabilities that arise in connection with, any future acquisition or the integration of any acquisition; and (14) other risks and uncertainties described in the Company’s Form 10-K, filed with the SEC on March 13, 2024, and in the Company’s other SEC filings. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Disclaimer

An investment in Global Business Travel Group, Inc. is not an investment in American Express. American Express shall not be responsible in any manner whatsoever for, and in respect of, the statements herein, all of which are made solely by Global Business Travel Group, Inc.